Exhibit 10.6

ASSIGNMENT AND ASSUMPTION OF PURCHASE AGREEMENT
Advance Auto & O’Reilly’s: 2 pack NC
This Assignment and Assumption of Purchase Agreement (this "Assignment") is made to be effective as of February 17, 2014 (the “Effective Date”) by and between AR CAPITAL, LLC ("Assignor") and Series C, LLC, an Arizona limited liability company ("Assignee").
RECITALS
A.    Assignor is the purchaser party under that certain real estate purchase and sale agreement described on Exhibit A attached hereto (including any documents amending or supplementing such Agreement, collectively the “Agreement”) between Assignor and the selling party(ies) under the Agreement, as also specified on Exhibit A attached hereto (whether on one or more, collectively the “Seller”), solely with respect to the property and rights described in the Agreement (the “Property”).
B.    Upon and subject to the terms of this Assignment, Assignor desires to assign all of Assignor’s right, title and interest in, to and under the Agreement, solely as such relate to the Fairmont Property (as defined in the Agreement), to Assignee, and Assignee desires to accept and assume all such right, title and interest of Assignor.

AGREEMENT
In consideration of the mutual covenants and undertakings set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:
1.Assignment and Assumption. As of the Effective Date, Assignor assigns all of its right, title and interest in, to and under the Agreement with respect to the Fairmont Property to Assignee, and Assignee accepts and assumes all of Assignor's right, title and interest in, to and under the Agreement, solely as such relate to the Fairmont Property. Assignee shall perform all obligations of Assignor under the Agreement, as such relate to the Fairmont Property, from and after the Effective Date, including without limitation timely making the earnest money deposits called for by the Agreement.

2.No Release of Assignor. This Assignment shall not release or otherwise relieve Assignor from any obligations owing to Seller under the Agreement; provided, however, that if closing under the Agreement occurs, Assignor (but not Assignee) shall thereupon be relieved of all of Assignor’s obligations under the Agreement, with respect to the Fairmont Property.

3.Indemnity. Assignor will indemnify, defend and hold Assignee harmless from and against any claims, damages or liabilities asserted against Assignee which arise from any acts or omissions of Assignor with respect to the Agreement or the Property prior to the Effective Date. Assignee will indemnify, defend and hold Assignor harmless from and against any claims, damages or liabilities asserted against Assignor which arise from any acts or omissions of Assignee with respect to the Agreement or the Fairmont Property from and after the Effective Date.

4.Further Assignment by Assignee. The parties acknowledge and agree that Assignee intends to further assign the Agreement prior to the closing to a special purpose entity formed to take title to the Property, which entity will be affiliated with, controlled by, or under common control with Assignee; and that upon such further assignment, such assignee entity will be deemed to replace Assignee for all purposes under the Agreement, as assigned hereby.

5.No Amendment. Except as expressly stated herein regarding the assignment to Assignee, this Assignment is not intended to amend or otherwise modify or limit any of the provisions of the Agreement.

6.Governing Law. This Assignment shall be governed by the laws of the same State as the Agreement.

7.Counterparts. This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Executed signature pages to this Assignment may be delivered by facsimile or other electronic transmission and any such signature page shall be deemed an original.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute and deliver this Assignment as of the date first above written.

Assignor:

AR CAPITAL, LLC

By:	/s/ Edward M. Weil
	Name:	Edward M. Weil
	Title:	Authorized Signatory

Assignee:

Series C, LLC an Arizona limited liability company

By:	/s/ Todd J. Weiss
	Name:	Todd J. Weiss
	Its:	Authorized Officer

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AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY
Advance Auto & O’Reilly Auto Parts: 2-Pack

THIS AGREEMENT (“Agreement”) is made and entered into as of the Effective Date by and between AR CAPITAL, LLC (“Buyer”) on the one hand, and FAIRMONT PROPERTIES, LLC (“Fairmont”) and DJSMD, LLC (“DJSMD” and together with Fairmont, collectively, “Seller”) on the other hand.
BACKGROUND
A.Fairmont is the owner of the Fairmont Property. DJSMD is the owner of the Fayetteville Property.

B.Buyer desires to purchase the Property and Seller desires to sell the Property to Buyer on the terms and conditions set forth in this Agreement.

In consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.Terms and Definitions. The terms listed below shall have the respective meaning given them as set forth adjacent to each term.
(a)“Advance Auto Lease” shall mean that certain lease described on Exhibit A2 attached hereto and made a part hereof and referred to in Section 6(b)(i) of this Agreement between Fairmont, as landlord, and Advance Stores Company, Incorporated (“Advance”), as tenant, as amended.
(b)“Broker” shall mean Lori Schneider of Marcus and Millichap, acting as Seller’s agent.
(c)“Closing” shall mean the consummation of the transaction contemplated herein, which shall occur, subject to any applicable extension periods set forth in this Agreement, on or before the date that is thirty (30) business days after the last day of the Due Diligence Period (as defined herein) unless the Buyer waives the full Due Diligence Period and elects to close earlier by providing written notice thereof to Seller. The date of Closing is sometimes hereinafter referred to as the “Closing Date.” Neither party will need to be present at Closing, it being anticipated that the parties will deliver all Closing documents and deliverables in escrow to the Escrow Agent prior to the date of Closing.
(d)“Due Diligence Period” shall mean the period beginning upon the Effective Date and extending until the earlier of (i) 11:59 PM EST on the date that is thirty (30) days thereafter or (ii) the date on which Seller receives written notice of Buyer’s waiver of the Due Diligence Period. Seller shall deliver to Buyer all of the Due Diligence Materials within five (5) business days after the Effective Date, and for each day that passes thereafter until all of the Due Diligence Materials are delivered to Buyer, the Due Diligence Period and the Closing Date shall be extended by one (1) business day.
(e)“Earnest Money” shall mean SEVENTY-FIVE THOUSAND and NO/100 Dollars ($75,000.00). The Earnest Money shall be delivered to Escrow Agent within three (3) business days after the Effective Date. The Earnest Money shall be deposited by Buyer in escrow with Escrow Agent, to be applied as part payment of the Purchase Price at the time the sale is closed, or disbursed as agreed upon in accordance with the terms of this Agreement.
(f) “Effective Date” This Agreement shall be signed by both Seller and Buyer. The date that is one (1) business day after the date of execution and delivery of this Agreement by both Seller and Buyer shall be the “Effective Date” of this Agreement.

(g)    “Escrow Agent” shall mean Stewart Title Guaranty, 5935 Carnegie Blvd., Suite 301, Charlotte, NC 28209. Attention:  Regina L. Fiegel, Telephone:  (704-401-2010), Telecopy: (704-401-2039); E-Mail: rfiegel@stewart.com The parties agree that the Escrow Agent shall be responsible for (x) organizing the issuance of the Commitment and Title Policy, (y) preparation of the closing statement, and (z) collection and disbursement of the funds.
(h)    “Fairmont Property” shall collectively mean (i) those certain parcels of real property, all of which are listed on Exhibit A1, together with all right, title and interest of Fairmont in and to the land lying in the bed of any street or highway in front of or adjoining such real property, and all appurtenances and all the estate and rights of Fairmont in and appurtenant to such parcels of real property, including, without limitation, all appurtenant easements and rights-of-way, and Fairmont Building (as hereinafter defined) and all other improvements thereon, and all air and subsurface rights appurtenant to such parcels of real property, as the case may be (such parcels of real property, together with all such rights and appurtenances, being collectively referred to herein as the “Fairmont Land”); (ii) the buildings (the “Fairmont Building”), facilities and other improvements situated on the Fairmont Land or required to be constructed under the Fairmont Lease (collectively, the “Improvements”); (iii) all right, title and interest of Fairmont, if any, in and to the lighting, electrical, mechanical, plumbing and heating, ventilation and air conditioning systems used in connection with the Fairmont Land and the Fairmont Building, and all carpeting, draperies, appliances and other fixtures and equipment attached or appurtenant to the Fairmont Land together with all personal property (other than furniture, equipment not necessary to operate the Fairmont Building or building systems and not permanently affixed to the Fairmont Building or Fairmont Land, trade fixtures and inventory) owned by Fairmont and located on the Fairmont Land or on and/or in the Fairmont Building (collectively, the “Fairmont Personal Property”); (iv) all right, title and interest of Fairmont in and to all warranties and guaranties respecting the Fairmont Building and Fairmont Personal Property; (v) to the extent not otherwise described in subsection (i), all right, title and interest of Fairmont in and to all leases respecting the Fairmont Building and Personal Property, including, without limitation, all prepaid rent or security or other deposits thereunder; (vi) all right, title and interest of Fairmont in and to all licenses, permits, authorizations and approvals issued by any governmental agency or authority which pertain to the Fairmont Land and the Fairmont Building, to the extent they exist and are transferable and assignable; and (vii) to the extent the same are assignable, all site plans, surveys, and plans which relate to the Fairmont Land.
(i)    “Fayetteville Property” shall collectively mean (i) those certain parcels of real property, all of which are listed on Exhibit A1, together with all right, title and interest of DJSMD in and to the land lying in the bed of any street or highway in front of or adjoining such real property, and all appurtenances and all the estate and rights of DJSMD in and appurtenant to such parcels of real property, including, without limitation, all appurtenant easements and rights-of-way, and Fayetteville Building (as hereinafter defined) and all other improvements thereon, and all air and subsurface rights appurtenant to such parcels of real property, as the case may be (such parcels of real property, together with all such rights and appurtenances, being collectively referred to herein as the “Fayetteville Land”); (ii) the buildings (the “Fayetteville Building”), facilities and other improvements situated on the Fayetteville Land or required to be constructed under the Fayetteville Lease (collectively, the “Improvements”); (iii) all right, title and interest of DJSMD, if any, in and to the lighting, electrical, mechanical, plumbing and heating, ventilation and air conditioning systems used in connection with the Fayetteville Land and the Fayetteville Building, and all carpeting, draperies, appliances and other fixtures and equipment attached or appurtenant to the Fayetteville Land together with all personal property (other than furniture, equipment not necessary to operate the Fayetteville Building or building systems and not permanently affixed to the Fayetteville Building or Fayetteville Land, trade fixtures and inventory) owned by DJSMD and located on the Fayetteville Land or on and/or in the Fayetteville Building (collectively, the “Fayetteville Personal Property”); (iv) all right, title and interest of DJSMD in and to all warranties and guaranties respecting the Fayetteville Building and Personal Property; (v) to the extent not otherwise described in subsection (i), all right, title and interest of DJSMD in and to all leases respecting the Fayetteville Building and Fayetteville Personal Property, including, without limitation, all prepaid rent or security or other deposits thereunder; (vi) all right, title and interest of DJSMD in and to all licenses, permits, authorizations and approvals issued by any governmental agency or authority which pertain to the Fayetteville Land and the Fayetteville Building, to the extent they exist and are transferable and assignable; and (vii) to the extent the same are assignable, all site plans, surveys, and plans which relate to the Fayetteville Land.
(j)     “Leases” shall mean collectively the Advance Auto Lease and the O’Reilly Auto Lease.

(k)    “O’Reilly Auto Lease” shall mean that certain lease described on Exhibit A2 attached hereto and made a part hereof and referred to in Section 6(b)(i) of this Agreement between DJSMD, as landlord, and O’Reilly Automotive Stores, Inc. (“O’Reilly”), as tenant, as amended.
(l)    “Property” shall mean, collectively, the Fairmont Property and the Fayetteville Property.
(m)     “Purchase Price” shall mean the amount listed for each Property as set forth opposite the designation of such Property on Exhibit A1 attached hereto. The Purchase Price is based on a capitalization rate of 7.01% and the rents set forth on Exhibit A2. If the rents on the Closing Date are not the same as set forth on Exhibit A2, the Purchase Price shall be adjusted accordingly. The Purchase Price shall be allocated between the Fairmont Property and the Fayetteville Property based on such capitalization rate.
(n)    Seller and Buyer’s Notice address
(i)“Seller’s Notice Address” shall be as follows, except as same may be changed pursuant to the Notice section herein:

DJSMD, LLC or Fairmont Properties, LLC, as applicable
1121-P Military Cutoff Rd.
Wilmington, NC 28405
Tel. No.: 910-256-2211 ext 125
Email: jason@swainassociates.com
And to:
George E. Hollodick
Blanco Tackabery Matamoros, P.A.
P.O. Drawer 25008
Winston Salem, NC 27114
Tel. No.: 336-761-1250
Email: geh@blancolaw.com

(ii)“Buyer’s Notice Address” shall be as follows, except as same may be changed pursuant to the Notice section herein:

Michael Weil
AR Capital, LLC
405 Park Avenue, 15th Floor
New York, NY 10022
Tel. No.: 212.415.6505
Fax No.: 857.207.3397
Email: mweil@arlcap.com
And to:
Jesse Galloway
AR Capital, LLC
405 Park Avenue, 15th Floor
New York, NY 10022
Tel. No.: 212.415.6516
Fax No.: 646.861.7751
Email: jgalloway@arlcap.com

And Due Diligence Materials (if provided by email) to:
duediligence@arlcap.com

With hard copies and/or cds to:
James A. (Jim) Mezzanotte
AR Capital, LLC
7621 Little Avenue, Suite 200
Charlotte, NC 28226
Tel. No.: 704.626.4400
Fax No.: 212.415.6507
Email: jmezzanotte@arlcap.com

(o)    “Tenant” shall mean collectively Advance and O’Reilly.

2.Purchase and Sale of the Property. Subject to the terms of this Agreement, DJSMD agrees to sell the Fayetteville Property, and Fairmont agrees to sell the Fairmont Property, to Buyer, and Buyer agrees to purchase the Property, for the Purchase Price set forth above. Notwithstanding anything herein to the contrary, in no event shall Buyer be entitled to purchase less than all of the Property.

3.Payment of Purchase Price. The Purchase Price to be paid by Buyer to Seller shall be paid by wire transfer of immediately available funds in the amount of the Purchase Price plus or minus prorations, credits and adjustments as provided in Section 4 and elsewhere in this Agreement to Escrow Agent, at the time of Closing, or as otherwise agreed to between Buyer and Seller.

4.Proration of Expenses and Payment of Costs and Recording Fees.

(a)With respect to all real estate taxes, rollback taxes constituting a lien on the Property (collectively “Taxes and Assessments”) which are due and payable on or before the Closing Date shall be remitted to the collecting authorities or to the Escrow Agent by Seller prior to or at Closing. There shall be no closing adjustments between the parties for Taxes and Assessments not yet due and payable at Closing, or for any personal property taxes or water and sewer use charges.
(b)All rents shall be prorated as of the Closing Date with Buyer being credited for rent attributable to the day of Closing through and including the last day of the calendar month in which the Closing Date occurs.
(c)Seller shall pay or be charged with the following costs and expenses in connection with this transaction which costs shall be referred to as “Seller’s Closing Costs”:
(i)Transfer taxes and conveyance fees on the sale and transfer of the Property, specifically excluding mansion taxes, if applicable;

(ii)Broker’s commission payments (for both leasing and sales commissions earned) in accordance with Section 24 of this Agreement; and

(iii)Costs incurred in connection with the release of existing debt, including, but not limited to, prepayment penalty fees and recording fees for documents providing for the release of the applicable Property from the existing debt.

(d)Buyer shall pay or be charged with the following costs and expenses in connection with this transaction, which costs shall be referred to as “Buyer’s Closing Costs”:
(i)100% of all Title Policy premiums, including search costs and a survey endorsement, if any;
(ii)All recording fees (other than transfer taxes);
(iii)all costs and expenses in connection with Buyer’s financing, including appraisal, points, commitment fees and the like and costs for the filing of all documents necessary to complete such financing and related documentary stamp tax and intangibles tax; and

(iv)Buyer shall pay for the cost of its own survey, Phase 1 environmental study and due diligence investigations.

(e)Each party shall pay its own legal fees incidental to the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
(f)Seller and Buyer each shall pay one-half of all reasonable escrow fees charged by Escrow Agent.

5.Title. At Closing, each Seller agrees to convey to Buyer fee simple marketable title to its respective portion of the Property by special warranty deed, free and clear of all liens, defects of title, conditions, easements, assessments, restrictions, and encumbrances except for Permitted Exceptions (as hereinafter defined).

6.Examination of Property. Seller and Buyer hereby agree as follows:
(a)Buyer shall order a title commitment (the “Title Commitment”) from Escrow Agent, a survey and a zoning report for the Property promptly after the date hereof. All matters shown in the Title Commitment, survey or zoning report (“Title Matters”) with respect to which Buyer fails to object prior to the expiration of the Due Diligence Period shall be deemed “Permitted Exceptions”. However, Permitted Exceptions shall not include any mechanic’s lien (but excluding any mechanic lien related to either Buyer’s due diligence or any Tenant’s construction or renovations) or any monetary lien, or any deeds of trust, mortgage, or other loan documents created by Seller and secured by the Property (collectively, “Liens”). Seller shall be required to cure or remove all such Liens (by payment, bond deposit or indemnity acceptable to Escrow Agent) (but excluding any mechanic lien related to either Buyer’s due diligence or any Tenant’s renovations). Seller shall have no obligation to cure any Title Matter objected to, except as aforesaid, provided Seller notifies Buyer of any objections which Seller elects not to remove or cure within five (5) business days following receipt of Buyer’s objections. Unless Seller shall have provided written notice with such five (5) business day period of its intent to cure such objected to matter, Seller shall be deemed to have refused to remove any such objected to matter. In the event that Seller refuses to remove or cure any objections, Buyer shall have the right to terminate this Agreement upon written notice to Seller given within five (5) business days after Seller’s notice, or deemed notice, that it refuses to cure any such objected to matter, upon which termination the Earnest Money shall be returned to Buyer and neither party shall have any further obligation hereunder, except as otherwise expressly set forth herein. If any newly created matter is subsequently added to the Title Commitment by the Escrow Agent at or prior to Closing, Buyer shall have until the earlier of (i) ten (10) days after the Buyer’s receipt of the updated, revised Title Commitment showing the new title exception, together with a legible copy of any such new matter, or (ii) the date of Closing, to provide Seller with written notice of its objection to any such new title exception (an “Objection”). If Seller does not remove or cure such Objection prior to the date of Closing, Buyer may terminate this Agreement, in which case the Earnest Money shall be returned to Buyer and neither party shall have any further obligation hereunder, except as otherwise expressly set forth herein.
(b)Within five (5) business days following the Effective Date, Seller shall provide to Buyer copies of the following documents and materials pertaining to each Property to the extent within Seller’s possession or control: (i) a complete copy of the Leases, including all amendments thereto and of all material correspondence relating thereto; (ii) a copy of all surveys and site plans of the Property, including without limitation any as-built survey obtained or delivered to Tenants of the Property; (iii) a copy of all architectural plans and specifications and construction drawings and contracts for improvements located on the Property; (iv) a copy of Seller’s title insurance policies relating to the Property; (v) a copy of the certificate of occupancy (or local equivalent) and zoning reports for the Property; and of all governmental permits/approvals; (vi) a copy of all environmental, engineering and physical condition reports for the Property; (vii) copies of the Property’s real estate tax bills for the current and prior two (2) tax years or, if the Property has been owned by Seller for less than two (2) tax years, for the period of ownership; (viii) the operating statements of the Property for the twenty four (24) calendar months immediately preceding the Effective Date or if the Tenant has been operating for less than twenty-four (24) months, for the period of operation; (ix) all of Seller’s service contracts and insurance policies which affect the Property, if any; (x) a copy of all warranties in favor of Seller relating to the improvements constructed on the Property, including without limitation any structural slab and/or roof warranties; and (xi) a written inventory of all items of personal property owned by Seller to be conveyed to Buyer, if any (the “Due Diligence Materials”). Seller shall deliver any other documents relating to the Property reasonably requested by Buyer, to the extent within Seller’s possession or control, within three (3) business days following such request. Additionally, during the term of this Agreement, Buyer, its agents and designees, shall have the right to enter the Property for the purposes of inspecting the Property and making surveys, mechanical and structural engineering studies, inspecting construction, and conducting any other investigations and inspections as Buyer may reasonably require to assess the condition and suitability of the Property (but expressly excluding any invasive testing or borings); provided, however, that such activities by or on behalf of Buyer on the Property shall not damage the Property nor interfere with construction on the Property or the conduct of business by Tenant under the Lease; and provided further, however, that Buyer shall indemnify and hold Seller harmless from and against any and all costs, liabilities, claims or damages (whether to persons or property) to the extent resulting from the activities of Buyer on the Property, which obligation shall survive Closing or any termination of this Agreement. Seller shall reasonably cooperate with the efforts of Buyer and the Buyer’s representatives to inspect the Property. After the Effective Date, Buyer shall be permitted to speak and meet with Tenant in connection with Buyer’s due diligence. Upon signing this agreement, Seller shall provide Buyer with the name of a contact person(s) for the purpose of arranging site visits. Buyer shall give Seller reasonable written notice (which in any event shall not be less than two (2) business days) before entering the Property, and Seller may have a representative present during any and all examinations, inspections and/or studies on the Property. Buyer shall have the unconditional right, for any reason or no reason, to terminate this Agreement with respect to any Property by giving written notice thereof to Seller and the Escrow Agent prior to the expiration of the Due Diligence Period, in which event this Agreement shall become null and void as to such Property, Buyer shall receive a refund of the Earnest Money, and all rights, liabilities and obligations of the parties under this Agreement shall expire, except as otherwise expressly set forth herein.
(c)Seller shall request Estoppel Certificates certified to the following: “AR Capital, LLC, the Approved Assignee listed on Exhibit A1 for the respective Property and their lender, successors and assigns” (as shown on Exhibit A1) and their Lender, successors and assigns (and simultaneously provide Buyer with a copy of such request) and a Waiver of Tenant’s right of first refusal. It shall be a condition of Closing that Seller shall have obtained an estoppel certificate from O’Reilly and Advance in the applicable form attached hereto as Exhibit F (each a “Tenant Estoppel Certificate”), and Seller shall use good faith efforts to obtain the same. Seller shall promptly deliver to Buyer photocopies or pdf files of the executed estoppel certificates when Seller receives the same. If the Tenant Estoppel Certificate actually signed by Advance does not confirm Advance’s receipt of all certifications and/or documentation required under Section 10(b) of the Advance Auto Lease (or Section 2(b) of the Construction Provisions as referenced therein) in connection with the original construction of the Improvements, the Seller will request a letter from Advance in a form reasonably acceptable to Buyer confirming Advance’s receipt of all such items required under the Advance Auto Lease and Seller shall use good faith efforts to obtain the same.
(d)Buyer acknowledges that the Due Diligence Materials are being provided to Buyer solely as a courtesy, and that Seller makes no representations or warranties about the subject matter thereof except as otherwise expressly made herein.

7.Risk of Loss/Condemnation. Upon an occurrence of a casualty, condemnation or taking with respect to any Property, Seller shall notify Buyer in writing of same. Until Closing, the risk of loss or damage to the Property, except as otherwise expressly provided herein, shall be borne by Seller. In the event all or any portion of any Property is damaged in any casualty or condemned or taken (or notice of any condemnation or taking is issued) such that any Tenant has a right of termination or abatement of rent under the Lease for such Property, then, Buyer may elect to terminate this Agreement by providing written notice of such termination to Seller within ten (10) business days after Buyer’s receipt of notice of such condemnation, taking or damage, upon which termination the Earnest Money shall be returned to the Buyer and neither party hereto shall have any further rights, obligations or liabilities under this Agreement with respect to such Property, except as otherwise expressly set forth herein. With respect to any condemnation or taking (of any notice thereof), if Buyer does not elect to cancel this Agreement as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Buyer at the Closing the rights of Seller to the awards, if any, for the condemnation or taking, and Buyer shall be entitled to receive and keep all such awards. With respect to a casualty, if Buyer does not elect to terminate this Agreement with respect to any such Property or does not have the right to terminate this Agreement as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Buyer at the Closing the rights of Seller, if any, to the proceeds under the existing insurance policies covering such Property with respect to such damage or destruction (or pay to Buyer any such proceeds received prior to Closing).

8.Earnest Money Disbursement. The Earnest Money shall be held by Escrow Agent, in trust, and disposed of only in accordance with the following provisions:
(a)If the Closing occurs, Escrow Agent shall deliver the Earnest Money to, or upon the instructions of, Seller and Buyer on the Closing Date to be applied as part payment of the Purchase Price. If for any reason the Closing does not occur, Escrow Agent shall deliver the Earnest Money to Seller or Buyer only upon receipt of a written demand therefor from such party, subject to the following provisions of this clause (a). Subject to the last sentence of this clause (a), if for any reason the Closing does not occur and either party makes a written demand (the “Demand”) upon Escrow Agent for payment of the Earnest Money, Escrow Agent shall give written notice to the other party of the Demand within one business day after receipt of the Demand. If Escrow Agent does not receive a written objection from the other party to the proposed payment within five (5) business days after the giving of such notice by Escrow Agent, Escrow Agent is hereby authorized to make the payment set forth in the Demand. If Escrow Agent does receive such written objection within such period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court. Notwithstanding the foregoing provisions of this clause (a), if Buyer delivers a notice to Escrow Agent and Seller stating that Buyer has terminated this Agreement on or prior to the expiration of the Due Diligence Period, then Escrow Agent shall immediately return the Earnest Money to Buyer without the necessity of delivering any notice to, or receiving any notice from Seller.
(b)The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and that Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller or Buyer resulting from Escrow Agent’s mistake of law respecting Escrow Agent scope or nature of its duties. Seller and Buyer shall jointly and severally indemnify and hold Escrow Agent harmless from and against all liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of Escrow Agent. Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that Escrow Agent shall hold the Earnest Money in escrow and shall disburse the Earnest Money pursuant to the provisions of this Section 8.

9.Default.
(a)In the event that Seller is ready, willing and able to close in accordance with the terms and provisions hereof, and Buyer defaults in any of its obligations undertaken in this Agreement, Seller shall be entitled to, as its sole and exclusive remedy to either: (i) if Buyer is willing to proceed to Closing, waive such default and proceed to Closing in accordance with the terms and provisions hereof; or (ii) declare this Agreement to be terminated, and Seller shall be entitled to immediately receive all of the Earnest Money as liquidated damages as and for Seller’s sole remedy. Upon such termination, neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly provided herein. Seller and Buyer agree that (a) actual damages due to Buyer’s default hereunder would be difficult and inconvenient to ascertain and that such amount is not a penalty and is fair and reasonable in light of all relevant circumstances, (b) the amount specified as liquidated damages is not disproportionate to the damages that would be suffered and the costs that would be incurred by Seller as a result of having withdrawn the Property from the market, and (c) Buyer desires to limit its liability under this Agreement to the amount of the Earnest Money paid in the event Buyer fails to complete Closing. Seller hereby waives any right to recover the balance of the Purchase Price, or any part thereof, and the right to pursue any other remedy permitted at law or in equity against Buyer. In no event under this Section or otherwise shall Buyer be liable to Seller for any punitive, speculative or consequential damages.
(b)In the event of a default in the obligations herein taken by Seller, with respect to any or all of the Properties, Buyer may, as its sole and exclusive remedy, either: (i) waive any unsatisfied conditions and proceed to Closing in accordance with the terms and provisions hereof; or (ii) terminate this Agreement by delivering written notice thereof to Seller no later than Closing, upon which termination the Earnest Money shall be refunded to Buyer, Seller shall pay to Buyer all of the out-of-pocket costs and expenses (not to exceed $15,000.00) incurred by Buyer in connection with this Agreement, which return and payment shall operate to terminate this Agreement and release Seller and Buyer from any and all liability hereunder, except those which are specifically stated herein to survive any termination hereof; or (iii) enforce specific performance of Seller’s obligations hereunder.

10.Closing. The Closing shall consist of the execution and delivery of documents by Seller and Buyer, with respect to each Property as set forth below, and delivery by Buyer to Seller of the Purchase Price in accordance with the terms of this Agreement. Each of Fairmont and DJSMD shall deliver to Escrow Agent for the benefit of Buyer at Closing the following executed documents for the Fairmont Property and the Fayetteville Property, respectively:
(a)A Special Warranty Deed in the form attached hereto as Exhibit B;
(b)An Assignment and Assumption of Lease and Security Deposits, in the form attached hereto as Exhibit C;
(c)A Bill of Sale for the personal property, if any, in the form attached hereto as Exhibit D;
(d)An Assignment of Permits, Licenses and Warranties in the form of Exhibit E;
(e)Original Tenant Estoppel Certificates dated no earlier than 45 days prior to the date of Closing (and, if required pursuant to Section 6(c) of this Agreement, a letter from the Advance confirming Advance’s receipt of all certifications and/or documentation required under the Lease in connection with the construction of the Improvements). In addition, the business terms of the Tenant Estoppel Certificates must be in accordance with and not contradict the Leases. If the Leases and any amendments, bearing the original signatures of the landlord and tenant thereunder have not been delivered to Buyer previously, a copy thereof confirming that the copy is true, correct and complete shall be attached to the Tenant Estoppel Certificates;
(f)A settlement statement setting forth the Purchase Price, all prorations and other adjustments to be made pursuant to the terms hereof, and the funds required for Closing as contemplated hereunder;
(g)All transfer tax statements, declarations and filings as may be necessary or appropriate for purposes of recordation of the deed;
(h)Certificates of Existence and corporate resolutions or member or partner consents, as applicable, and such other documents as reasonably requested by Escrow Agent;
(i)Originals of the warranties set forth on Exhibit J, the general contractor warranty in the form attached hereto as Exhibit K for the Fairmont Property, and any additional warranties required by the Leases, re-issued at Seller’s expense, to Buyer or Tenant, as requested by Buyer;
(j)A certificate pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, or the regulations issued pursuant thereto, certifying the non-foreign status of Seller;
(k)An Owner’s title affidavit as to mechanics’ liens and possession, substantially in the forms attached hereto as Exhibit H-1 and H-2;
(l)Letters to Advance and O’Reilly in form of Exhibit I attached hereto;
(m)With respect to the Fairmont Property, a copy of the Punch-List;
(n)With respect to the Fairmont Property, an architect’s certificate certifying that the Fairmont Property has been constructed in accordance with the approved plans and specifications;
(o)A certificate of insurance or other evidence reasonably satisfactory to Buyer memorializing and confirming that Tenant is then maintaining policies of insurance of the types and in the amounts required by the Lease; and
(p)Such other instruments as are reasonably required by Escrow Agent to close the escrow and consummate the purchase of the Property in accordance with the terms hereof.
At Closing, Buyer shall cause the Purchase Price to be delivered to Seller and shall execute and deliver execution counterparts of the closing documents referenced in clauses (a) through (d) and (g) above. Buyer shall have the right to advance the Closing upon five (5) days’ prior written notice to Seller; provided that all conditions precedent to both Buyer’s and Seller’s respective obligations to proceed with Closing under this Agreement have been satisfied (or, if there are conditions to a party’s obligation to proceed with Closing that remain unsatisfied, such conditions have been waived by such party). The Closing shall be held through the mail by delivery of the closing documents to the Escrow Agent on or prior to the Closing or such other place or manner as the parties hereto may mutually agree.
11.Representations by Seller. For the purpose of inducing Buyer to enter into this Agreement and to consummate the sale and purchase of the Property in accordance herewith, Seller makes the following representations and warranties to Buyer as of the date hereof and as of the Closing Date with respect to the Property:
(a)Seller is duly organized (or formed), validly existing and in good standing under the laws of its state of organization, and to the extent required by law, the State in which the Property is located. Seller has the power and authority to execute and deliver this Agreement and all closing documents to be executed by Seller, and to perform all of Seller’s obligations hereunder and thereunder. Neither the execution and delivery of this Agreement and all closing documents to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of Seller or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller is bound;
(b)Seller has not received any written notice of any current or pending litigation, condemnation proceeding or tax appeals affecting Seller or the Property and Seller does not have any knowledge of any pending litigation or tax appeals against Seller or the Property; Seller has not initiated, nor is Seller participating in, any action for a change or modification in the current subdivision, site plan, zoning or other land use permits for the Property;
(c)Seller has not entered into any contracts, subcontracts or agreements affecting the Property which will be binding upon Buyer after the Closing other than the Lease;
(d)Except for violations cured or remedied on or before the date hereof, Seller has not received any written notice from (or delivered any notice to) any governmental authority regarding any violation of any law applicable to the Property and Seller does not have knowledge of any such violations;
(e)With respect to the Leases: (i) the Leases forwarded to Buyer under Section 6(b)(i) are true, correct and complete copies of the Leases; (ii) to Seller’s knowledge, the Leases are in full force and effect and, to Seller’s knowledge without investigation, there is no default thereunder; (iii) no brokerage or leasing commissions or other compensation is or will be due or payable to any person, firm, corporation or other entity with respect to or on account of the current term of the Leases or any extension or renewal thereof; (iv) Seller has no outstanding obligation to provide Tenant with an allowance to construct, or to construct at its own expense, any tenant improvements; and (v) the rent for each Property is as set forth on Exhibit A2;
(f)There are no occupancy rights, leases or tenancies affecting the Property other than the Lease. Neither this Agreement nor the consummation of the transactions contemplated hereby is subject to any first right of refusal or other purchase right in favor of any other person or entity; and apart from this Agreement, Seller has not entered into any written agreements for the purchase or sale of the Property, or any interest therein which has not been terminated;
(g)Seller has not received any written notice from (nor delivered any notice to) any federal, state, county, municipal or other governmental department, agency or authority concerning any petroleum product or other hazardous substance discharge or seepage;
(h)Exhibit J attached hereto is a true, correct and complete listing of all warranties in effect for the Property (the “Warranties”).
The representations and warranties of Seller shall survive Closing for a period of one (1) year. In the event that Seller becomes aware that any representation contained in this Section 11 is no longer true, then Seller shall immediately give Buyer notice of such inaccurate representation.
12.Representations by Buyer. Buyer represents and warrants to, and covenants with, Seller as follows:
(a)Buyer is duly formed, validly existing and in good standing under the laws of Delaware, is authorized to consummate the transaction set forth herein and fulfill all of its obligations hereunder and under all closing documents to be executed by Buyer, and has all necessary power to execute and deliver this Agreement and all closing documents to be executed by Buyer, and to perform all of Buyer’s obligations hereunder and thereunder. This Agreement and all closing documents to be executed by Buyer have been duly authorized by all requisite corporate or other required action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all closing documents to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound.
The representations and warranties of Buyer shall survive Closing for a period of one (1) year.
13.Conditions Precedent to Buyer’s Obligations. Buyer’s obligation to pay the Purchase Price, and to accept title to the Property, shall be subject to compliance by Seller with the following conditions precedent for each Property on and as of the date of Closing:
(a)Seller shall deliver to Buyer on or before the Closing the items set forth in Section 10 above;
(b)Tenant shall be in possession of the premises demised under the Leases, open for business to the public and paying full and unabated rent under the Leases and Tenant shall not have assigned or sublet any of the Property;

(c)The representations and warranties of Seller contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the date of Closing as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing;
(d)Seller shall have delivered to Buyer a written waiver by any party of any right of first refusal, right of first offer or other purchase option that Tenant or any other such party has pursuant to the Leases or otherwise to purchase the Property from Seller; and
(e)Seller shall have made all contributions, payments and/or reimbursements and completed any and all work required by any governmental authority in connection with the construction and development of the Property, including, without limitation, as required by any variance or site plan approval.
In the event that the foregoing conditions precedent have not been satisfied as of Closing, Buyer shall have the rights and remedies set forth in Section 9(b) of this Agreement.
14.Conditions Precedent to Seller’s Obligation. Seller’s obligation to deliver title to the Property shall be subject to compliance by Buyer with the following conditions precedent on and as of the date of Closing:
(a)Buyer shall deliver to Escrow Agent on the Closing Date the remainder of the Purchase Price, subject to adjustment of such amount pursuant to Section 2 hereof; and
(b)The representations and warranties of Buyer contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the date of Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

15.Notices. Unless otherwise provided herein, all notices and other communications which may be or are required to be given or made by any party to the other in connection herewith shall be in writing and shall be deemed to have been properly given and received on the date: (i) delivered by facsimile transmission or by electronic mail (e.g. email), (ii) delivered in person, (iii) deposited in the United States mail, registered or certified, return receipt requested, or (iv) deposited with a nationally recognized overnight courier, to the addresses set out in Section 1, or at such other addresses as specified by written notice delivered in accordance herewith. Notwithstanding the foregoing, Seller and Buyer agree that notice may be given on behalf of each party by the counsel for each party and notice by such counsel in accordance with this Section 15 shall constitute notice under this Agreement.

16.Seller Covenants. Seller agrees that it shall not, without Buyer’s prior written consent, which, after the expiration of the Due Diligence Period may be withheld in Buyer’s sole discretion: (i) amend the Leases in any manner, nor enter into any new lease, license agreement or other occupancy agreement with respect to any Property; (ii) consent to an assignment of the Leases or a sublease of the premises demised thereunder or a termination or surrender thereof (except to the extent required under the terms of any Lease); (iii) terminate the Leases nor release any guarantor of or security for the Leases unless required by the express terms of the Leases; and/or (iv) cause, permit or consent to an alteration of the premises demised thereunder (unless such consent is non-discretionary).

17.Intentionally Omitted.

18.Performance on Business Days. A “business day” is a day which is not a Saturday, Sunday or legal holiday recognized by the Federal Government. Furthermore, if any date upon which or by which action is required under this Agreement is not a business day, then the date for such action shall be extended to the first day that is after such date and is a business day. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-business day, the period in question shall end on the next succeeding business day.

19.Entire Agreement. This Agreement constitutes the sole and entire agreement among the parties hereto and no modification of this Agreement shall be binding unless in writing and signed by all parties hereto. No prior agreement or understanding pertaining to the subject matter hereof (including, without limitation, any letter of intent executed prior to this Agreement) shall be valid or of any force or effect from and after the date hereof.

20.Severability. If any provision of this Agreement, or the application thereof to any person or circumstance, shall be invalid or unenforceable, at any time or to any extent, then the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

21.No Representations or Warranties. Buyer acknowledges and agrees that, except for the representations and warranties of Seller set forth in this Agreement, to the maximum extent permitted by law, THE SALE OF THE PROPERTY SHALL BE MADE ON AN “AS IS, WHERE IS” CONDITION AND BASIS WITH ALL FAULTS, KNOWN OR UNKNOWN, PATENT, LATENT, OR OTHERWISE. Buyer acknowledges and agrees that, except as otherwise set forth in this Agreement, Seller have not made, does not make, and specifically negates and disclaims any representations, warranties, promises, covenants, agreements, or guaranties of any kind, character, or nature whatsoever, whether express or implied, oral or written, past, present, or future, of, as to, concerning or with respect to: (a) the value, nature, quality, or condition of the Property or any improvements thereon (including, without limitation, water, environmental, flora, fauna, soil, and geology); (b) the income to be derived from the Property; (c) the suitability of the Property for any and all activities and uses which Buyer may conduct thereon regardless of whether disclosed to Seller; (d) the compliance of or by the Property or their operation with any laws, rules, ordinances, or regulations of any applicable governmental authority or body; (e) the habitability, merchantability, marketability, profitability, or fitness for a particular purpose of the Property; (f) the manner or quality of the construction or materials incorporated into the Property; (g) the manner, quality, state of repair or lack of repair of the Property; (h) the status of the Leases or any Tenant’s compliance with the terms thereof or of any legal requirement related to the operation of the Property; and (i) any other matter of any nature whatsoever with respect to the Property. Other than the representations and warranties set forth in this Agreement, Buyer has not relied upon any other representation or warranty made by Seller, or any of their respective officers, directors, employees, agents or representatives in entering into this Agreement to purchase the Property. Buyer further acknowledges and agrees that, having been given the opportunity to inspect the Property, Buyer is relying on its own investigation of the Property and not on any information provided or to be provided by Seller or at Closing, except for the representations and warranties set forth in this Agreement and any covenants, representations, and warranties related to title for the Property set forth in the Deeds. Except as otherwise set forth in the representations and warranties in this Agreement, Seller are not liable or bound in any manner by any statements, representations, or information pertaining to the Property or the operation thereof, furnished by Seller, any real estate broker, agent, employee, servant, or other person. It is understood and agreed that the Purchase Price has been established by prior negotiation to reflect that all of the Property are sold by Seller and purchased by Buyer subject to the foregoing. The provisions of this Section shall survive Closing or the termination of this Agreement.

22.Applicable Law. This Agreement shall be construed under the laws of the State of North Carolina, without giving effect to any state's conflict of laws principles. The parties agree that the state courts of North Carolina sitting in Cumberland County shall be the exclusive venue for any action or proceeding between the parties with respect to this Agreement.

23.Tax-Deferred Exchange. Buyer and Seller respectively acknowledge that the purchase and sale of the Property contemplated hereby may be part of a separate exchange (an “Exchange”) being made by each party pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated with respect thereto. In the event that either party (the “Exchanging Party”) desires to effectuate such an exchange, then the other party (the “Non-Exchanging Party”) agrees to cooperate fully with the Exchanging Party in order that the Exchanging Party may effectuate such an exchange; provided, however, that with respect to such Exchange (a) all additional costs, fees and expenses related thereto shall be the sole responsibility of, and borne by, the Exchanging Party; (b) the Non-Exchanging Party shall incur no additional liability as a result of such exchange; (c) the contemplated exchange shall not delay any of the time periods or other obligations of the Exchanging Party hereby, and without limiting the foregoing, the scheduled date for Closing shall not be delayed or adversely affected by reason of the Exchange; (d) the accomplishment of the Exchange shall not be a condition precedent or condition subsequent to the Exchanging Party's obligations under the Agreement; and (e) the Non-Exchanging Party shall not be required to hold title to any land other than the Property for purposes of the Exchange. The Exchanging Party agrees to defend, indemnify and hold the Non-Exchanging Party harmless from any and all liability, damage or cost, including, without limitation, reasonable attorney's fees that may result from Non-Exchanging Party's cooperation with the Exchange. The Non-Exchanging Party shall not, by reason of the Exchange, (i) have its rights under this Agreement, including, without limitation, any representations, warranties and covenants made by the Exchanging Party in this Agreement (including but not limited to any warranties of title, which, if Seller is the Exchanging Party, shall remain warranties of Seller), or in any of the closing documents (including but not limited to any warranties of title, which, if Seller is the Exchanging Party, shall remain warranties of Seller) contemplated hereby, adversely affected or diminished in any manner, or (ii) be responsible for compliance with or deemed to have warranted to the Exchanging Party that the Exchange complies with Section 1031 of the Code.

24.Broker’s Commissions. Buyer and Seller each hereby represent that, except for Broker, there are no other brokers involved or that have a right to proceeds in this transaction. Seller shall be responsible for payment of commissions to Broker pursuant to a separate written agreement executed by Seller. Seller and Buyer each hereby agree to indemnify and hold the other harmless from all loss, cost, damage or expense (including reasonable attorneys' fees at both trial and appellate levels) incurred by the other as a result of any claim arising out of the acts of the indemnifying party (or others on its behalf) for a commission, finder's fee or similar compensation made by any broker, finder or any party who claims to have dealt with such party (except that Buyer shall have no obligations hereunder with respect to any claim by Broker). The representations, warranties and indemnity obligations contained in this section shall survive the Closing or the earlier termination of this Agreement.

25.Assignment. Buyer is entering into this Agreement for and on behalf of related special purpose entities as set forth on Exhibit A1 (each an “Approved Assignee”) and intends to assign each respective Approved Assignee its rights hereunder prior to Closing; provided, no such assignment shall relieve Buyer of any obligation hereunder. The notice address for the Approved Assignee is 106 York Road, Jenkintown PA 19046. Except for an assignment by Buyer to an Approved Assignee, neither party may assign its rights hereunder without the prior written consent of the other party.

26.Attorneys’ Fees. In any action between Buyer and Seller as a result of failure to perform or a default under this Agreement, the prevailing party shall be entitled to recover from the other party, and the other party shall pay to the prevailing party, the prevailing party’s attorneys’ fees and disbursements and court costs incurred in such action.

27.Time of the Essence. Time is of the essence with respect to each of Buyer’s and Seller’s obligations hereunder.

28.Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other party. Signatures on this Agreement which are transmitted by electronically shall be valid for all purposes, however any party shall deliver an original signature on this Agreement to the other party upon request.

29.Anti-Terrorism. Neither Buyer or Seller, nor any of their affiliates, are in violation of any Anti-Terrorism Law (as hereinafter defined) or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. “Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including: Executive Order No. 13224; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or may hereafter be, renewed, extended, amended or replaced; the applicable laws comprising or implementing the Bank Secrecy Act; and the applicable laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing may from time to time be amended, renewed, extended, or replaced).

[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

SEPARATE SIGNATURE PAGE
AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

SELLER:			BUYER:
FAIRMONT PROPERTIES, LLC			AR CAPITAL, LLC
By: Turtle Creek (Phase I), LLC
its Member Manager

By:	/s/ H. David Swain		By:	/s/ Edward M. Weil
	Name:	H. David Swain		Name:	Edward M. Weil
	Title:	Manager		Title:	President
	Date:	January 2, 2014		Date:	January 2, 2014

SELLER:
DJSMD, LLC
By: Turtle Creek (Phase I), LLC
its Member Manager

By:	/s/ H. David Swain
	Name:	H. David Swain
	Title:	Manager
	Date:	January 2, 2014

THE UNDERSIGNED HEREBY ACKNOWLEDGES AND AGREES TO BE BOUND BY THE TERMS OF THIS AGREEMENT RELATING TO ESCROW AGENT AND THE DEPOSIT.

ESCROW AGENT:
STEWART TITLE GUARANTY

By:	/s/ Danielle C. Howell
	Name:	Danielle C. Howell
	Title:	Assistant Vice President
	Date:	January 7, 2014